Exhibit 23.1

Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid España

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form F-4 of Banco Bilbao Vizcaya Argentaria, S.A. of our report relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries (the “Group”) dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the EU-IFRS vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), that the information relating to the nature and effect of such differences is presented in Note 62 to the consolidated financial statements of the Group and that such Note explains that the Group under U.S. GAAP changed its method of recognition of actuarial gains and losses regarding defined benefit plans from deferral method to immediate recognition in 2005), and of our report dated March 30, 2007 relating to the management’s report on the effectiveness of internal control over financial reporting appearing in the Annual report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE, S.L.
Madrid, Spain
April 2, 2007

Deloitte, S.L. Inscrita en el Registro Mercantil de Madrid, Tomo 13.650, folio 188, sección 8, hoja M-54414.	Member of
inscripción 96, C.I.F.: B-79104469. Domicilio Social; Plaza Pablo Ruiz Picasso, 1, Torre Picasso — 28020 Madrid	Deloitte Touche Tohmatsu